UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 8, 2014

GLACIER BANCORP, INC.
(Exact name of registrant as specified in its charter)

Montana
(State or other jurisdiction of incorporation)

(Commission File Number) 000-18911	(IRS Employer Identification No.) 81-0519541

 49 Commons Loop
Kalispell, Montana 59901
             (Address of principal executive offices)  (zip code)

Registrant's telephone number, including area code: (406) 756-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[x]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of  (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of  (17 CFR 240.13e-4(c))

Item 8.01	OTHER EVENTS

On May 8, 2014, Glacier Bancorp, Inc., Kalispell, Montana ("Glacier") entered into a Plan and Agreement of Merger (the “Merger Agreement”) with FNBR Holding Corporation (“FNBR”) and its wholly owned subsidiary First National Bank of the Rockies.  Under the terms of the Merger Agreement, FNBR will merge with and into Glacier and First National Bank of the Rockies will merge with and into Glacier’s wholly owned subsidiary Glacier Bank.  Following the merger, the branches of First National Bank of the Rockies will operate under the name and as part of “Bank of the San Juans, a division of Glacier Bank.”

Effective at the time of the merger, the outstanding common shares of FNBR will be exchanged for shares of Glacier common stock and cash with a total aggregate base value (based on Glacier’s closing price of $25.06 on the date the Merger Agreement was executed) of $30.3 million to be paid in $16.3 million in cash and 555,733 shares of Glacier common stock, subject to certain adjustments based on the price of Glacier common stock for a specified period before closing.

Consummation of the transaction is subject to several conditions, including receipt of applicable regulatory approvals and approval by the shareholders of FNBR.  For information regarding the terms of the proposed transaction, reference is made to the press release dated May 8, 2014, which is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

99.1	Press Release dated May 8, 2014.
99.2	Presentation dated May 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLACIER BANCORP, INC.

Dated: May 8, 2014	By:	/s/ Ron J. Copher
Ron J. Copher Executive Vice President, Chief Financial Officer and Treasurer